Exhibit 10.11

EXECUTION COPY

GUARANTY

This GUARANTY (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Guaranty”), dated as of May 31, 2007 by and among LYN HOLDINGS CORP., a Delaware corporation (“Holdings”) and each of the other entities that becomes a party hereto pursuant to Section 6 (collectively, “Guarantors”), and BANK OF AMERICA, N.A. as agent (in such capacity, “Agent”) for itself and the lenders from time to time signatory to the Credit Agreement hereinafter defined (“Lenders”) and the other Secured Parties.

W I T N E S S E T H:

WHEREAS, Holdings and each of the other Persons named therein as Credit Parties, the Persons signatory thereto from time to time as Lenders, Bank of America, as the initial L/C Issuer, and Agent, have entered into the $350,000,000 Credit Agreement, dated as of the date hereof (as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement);

WHEREAS, Holdings is the sole shareholder of the Parent Borrower and as such, the Guarantors will derive direct and indirect economic benefits from the making of the Loans and other financial accommodations provided to Borrowers and the other Credit Parties pursuant to the Credit Agreement;

WHEREAS, it is a condition precedent the obligation of the Lenders and the L/C Issuer to make their Loans and issuances of Letter of Credit, respectively, to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to Agent for the benefit of Secured Parties;

WHEREAS, in order to induce Agent and Lenders to enter into the Credit Agreement and other Loan Documents and to induce Lenders to make the Loans and to incur Letter of Credit Obligations as provided for in the Credit Agreement, Guarantors have agreed to guarantee payment of the Obligations; and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders and the L/C Issuer to provide the Loans and other financial accommodations under the Credit Agreement, the Guarantors hereby agree with Agent, for the ratable benefit of Secured Parties as follows:

1.	DEFINITIONS.

(a) References to this “Guaranty” shall mean this Guaranty, including all amendments, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to Sections of this Guaranty unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

2.	THE GUARANTY.

2.1 Guaranty of Guaranteed Obligations of the Borrowers. Each Guarantor hereby jointly and severally unconditionally guarantees to Agent and Lenders, and their respective successors, endorsees, transferees and assigns, for the benefit of Secured Parties, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of the Obligations (other than such Person’s own Obligations under the Credit Agreement) (hereinafter the “Guaranteed Obligations”). Each Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(a) the validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Credit Party and/or any Guarantor is or may become a party;

(b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by Agent, Lenders or any other Secured Party with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by Agent in respect thereof (including, without limitation, the release of any such security); or

(d) the insolvency of a Borrower or any other Credit Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Guarantor that its obligations under this Guaranty shall not be discharged until the Termination Date, on which date, each Guarantor shall be automatically released from its obligations hereunder. Each Guarantor shall be regarded, and shall be in the same position, as the principal debtor with respect to the Guaranteed Obligations. Each Guarantor agrees that any notice or directive given at any time to Agent which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Agent and the Secured Parties and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Agent and the Requisite Lenders have specifically agreed otherwise in writing. It is agreed among each Guarantor, Agent and Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Agent and Lenders would decline to enter into the Credit Agreement and Secured Parties would decline to enter into the applicable documents governing the Obligations.

2.2 Demand by Agent or Lenders. In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Credit Agreement (including all accrued interest thereon) is declared to be immediately due and payable, then Guarantors shall, without demand, pay to the holders of the Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders. Payment by Guarantors shall be made to Agent in Dollars in immediately available funds to an account designated by Agent or at any other address that may be specified in writing from time to time by Agent, and shall be credited and applied to the Guaranteed Obligations.

2.3 Enforcement of Guaranty. In no event shall Agent have any obligation (although it is entitled, at its option in its sole discretion) to proceed against Borrower or any other Credit Party or any Collateral pledged to secure the Guaranteed Obligations before seeking satisfaction from any or all of the Guarantors, and Agent may proceed, prior or subsequent to the enforcement of Agent’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Guaranteed Obligations.

2.4 Waiver.

(a) In addition to the waivers contained in Section 2.1 hereof, each Guarantor hereby waives to the fullest extent permitted by law, and each Guarantor hereby agrees that is shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantors (or any of them) of their Guaranteed Obligations under, or the enforcement by Agent, Lenders or other Secured Parties of, this Guaranty.

(b) Guarantors hereby waive diligence and presentment (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Parent Borrower’s, Holdings’ or any other Guarantor’s financial condition or any other fact which might increase the risk to Guarantors) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty.

2.5 Modification of Guaranteed Obligations, Etc. Each Guarantor hereby acknowledges and agrees that Agent and Secured Parties may at any time or from time to time, with or without the consent of, or notice to, Guarantors or any of them:

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents (in accordance with the terms thereof);

(d) extend or waive the time for any Credit Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) (i) subject to the Credit Agreement, take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or (ii) upon the occurrence and during the continuance of an Event of Default or otherwise in accordance with the Loan Documents, sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Agent or any Secured Party has been granted a Lien, to secure any of the Obligations;

(f) release any Person who may be liable in any manner for the payment of any amounts owed by any Guarantor or any Credit Party to Agent or any Secured Party;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor or any Credit Party are subordinated to the claims of Agent and Secured Parties; and/or

(h) subject to the Credit Agreement, the Intercreditor Agreement, Security Agreement and Pledge Agreement, apply any sums by whomever paid or however realized to any amounts owing by any Guarantor or any Credit Party to Agent or any Secured Party in such manner as Agent or any Lender shall determine in its discretion;

and none of Agent or any Secured Party shall incur any liability to any Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of any Guarantor under this Guaranty (unless, subject to Section 2.6 below, such action results in the payment in full and satisfaction of the Obligations).

2.6 Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective, or be reinstated, should any petition be filed by or against any Borrower or any Guarantor for liquidation or reorganization, should any Borrower or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Borrower’s or such Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Agent or any Secured Party, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made and such Guaranteed Obligations shall be deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.7 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, each Guarantor hereby expressly and irrevocably waives, to the fullest extent permitted by law, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such Guarantor may have or hereafter acquire against any Credit Party in connection with or as a result of such Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which such Guarantor is a party or otherwise.

2.8 Election of Remedies. If Agent may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Agent and Secured Parties a Lien upon any Collateral of any Credit Party, either by judicial foreclosure or by non-judicial sale or enforcement, Agent may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party, whether because of any applicable laws pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by Agent and waives, to the fullest extent permitted by law, any claim based upon such action, even if such action by Agent shall result in a full or partial loss of any rights of subrogation which such Guarantor might otherwise have had but for such action by Agent. Any election of remedies which results in the denial or impairment of the right of Agent to seek a deficiency judgment against any Credit Party shall not impair each Guarantor’s obligation to pay the full amount of the Guaranteed Obligations. In the event Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent but shall be credited against the Guaranteed Obligations. Any difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty; provided, any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent and Secured Parties might otherwise be entitled but for such bidding at any such sale.

3.	REPRESENTATIONS AND WARRANTIES.

(a) To induce Lenders to make the Loans and incur Letter of Credit Obligations under the Credit Agreement and to induce the other Secured Parties to make financial accommodations to Borrowers (for the benefit of Borrowers or any Credit Party) under the applicable Loan Documents, each Guarantor hereby makes the representations and warranties as to it contained in the Credit Agreement as they relate to such Guarantor, each of which is incorporated herein by reference and each Guarantor further agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor; and

(b) Each Guarantor represents, warrants, and jointly and severally agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against Agent or any Secured Party or any Credit Party of any kind. Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against Agent or any Secured Party or against any Credit Party of any kind which may arise in the future.

4.	FURTHER ASSURANCES.

Each Guarantor agrees, upon the written request of Agent to execute and deliver to Agent, from time to time, any additional instruments or documents considered reasonably necessary by Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

5.	OTHER TERMS.

5.1 Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the Guarantors, Agent and Secured Parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the Loans and Advances under the Loan Documents and/or the Guaranteed Obligations.

5.2 Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

5.3 Severability. If any provision of this Guaranty shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective in such jurisdiction to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty, and any such prohibition or invalidity in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.4 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto by any other party hereto, or whenever any of the parties hereto desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given as provided in Section 9.3 of the Credit Agreement.

5.5 Successors and Assigns. This Guaranty and all Obligations of Guarantors hereunder shall be binding upon the successors and assigns of each Guarantor (including a debtor-in-possession on behalf of such Guarantor) and shall, together with the rights and remedies of Agent, for itself and for the benefit of Secured Parties, hereunder, inure to the benefit of Agent and Secured Parties and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of Agent and Secured Parties hereunder. Guarantors may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

5.6 No Waiver; Cumulative Remedies; Amendments. Neither Agent nor any Secured Party shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Agent and then only to the extent therein set forth. A waiver by Agent, for itself and the ratable benefit of Secured Parties, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Agent or any other Secured Party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder and privileges herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Agent and Guarantors in accordance with Section 9.2 of the Credit Agreement.

5.7 Termination. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the Guaranteed Obligations, Agent shall deliver to Guarantors such documents as Guarantors may reasonably request to evidence such termination in accordance with the Credit Agreement.

5.8 Counterparts. This Guaranty may be executed in any number of counterparts (including by facsimile or other electronic submission), each of which shall collectively and separately constitute one and the same agreement.

5.9 GOVERNING LAW. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.10 WAIVER OF JURY TRIAL. EACH GUARANTOR AND AGENT WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH THIS GUARANTY AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.

5.11 Limitation on Guaranteed Obligations of Subsidiary Guarantors. Notwithstanding any provision herein contained to the contrary, each Subsidiary Guarantor’s liability hereunder shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans and other extensions of credit (including Letters of Credit) advanced under the Credit Agreement or other Loan Documents and directly or indirectly re-loaned or otherwise transferred to, or incurred for the benefit of, such Guarantor, plus interest thereon at the applicable rate specified in the Credit Agreement or other applicable Loan Document; or

(b) the amount which could be claimed by Agent and the Lenders from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 5.12

5.12 Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which exceeds the amount of such Guarantor’s proportionate share of any payment made hereunder, following payment in full of the Guaranteed Obligations, such Guarantor shall be entitled to seek and receive contribution and indemnification payments from and against, and be reimbursed by, each of the other Guarantors hereunder which has not paid its proportionate share of such payment for the amount of such excess.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 5.11 is intended only to define the relative rights of Guarantors and nothing set forth in this Section 5.11 is intended to or shall impair the obligations of Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

6.	ADDITIONAL GUARANTORS.

Each Guarantor agrees that, if, pursuant to Section 2.8(c) of the Credit Agreement, Parent Borrower or any other Credit Party shall be required to cause any Subsidiary thereof that is not a Guarantor to become a Guarantor hereunder, or if for any reason Borrower or any other Credit Party desires any such Subsidiary to become a Guarantor hereunder, such Subsidiary shall execute and deliver to Agent a Guaranty Supplement in substantially the form of Exhibit A (Guaranty Supplement) attached hereto, together with the applicable Joinder Agreement required to be delivered to Agent pursuant to Section 2.8(c) of the Credit Agreement, and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto on the Closing Date.

7.	SECURITY.

To secure payment of each Guarantor’s obligations under this Guaranty, concurrently with the execution of this Guaranty, each Guarantor has entered into (a) the Security Agreement pursuant to which each Guarantor has granted to Agent for the benefit of Lenders a security interest in substantially all of its personal property and (b) the Pledge Agreement pursuant to which each Guarantor has pledged all of the Stock of each of its Subsidiaries to Agent for the benefit of Secured Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty as of the date first above written.

LYN HOLDINGS CORP., as Guarantor

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer

[Signature page to First Lien Guaranty]

BANK OF AMERICA, N.A., as Agent

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Vice President

[Signature page to First Lien Guaranty]